For Immediate Release

Contact:                 James Aries, SVP Director of Acquisitions
Willing L. Biddle, President
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc.
Announces the Acquisition of the Ferry Plaza shopping center
In the Ironbound Section of Newark, New Jersey

Greenwich, Connecticut April 23, 2008.  Urstadt Biddle Properties Inc. (NYSE: UBA and UBP) announced  today that it has acquired a 60% interest in a newly formed limited partnership that purchased the Ferry Plaza Shopping Center (“Ferry Plaza”) in Newark, New Jersey.  An affiliate of UBP is the sole general partner of the new partnership that owns the property.  The shopping center, valued at $26.0 million, is subject to an existing first mortgage of $11.9 million.  The property was acquired from a group of investors who originally developed the property in 1995.

Ferry Plaza consists of a 100,491 square foot shopping center anchored by a 63,433 square foot Pathmark Supermarket, a division of A&P.  The property is located in the Ironbound section of Newark, New Jersey.  The Ironbound area is densely populated and there are significant barriers to entry, which limits future retail competition.  The shopping center, which is 95% occupied, is leased to national or regional tenants including Blockbuster Video, Rainbow Stores, Dots, GNC, Carvel, Subway and Valley National Bank.

Willing Biddle, President of Urstadt Biddle Properties Inc. said, “We are proud to have added another significant grocery anchored shopping center in northern New Jersey.  The acquisition complements our current grocery anchored shopping centers located in Wayne and Emerson, New Jersey and continues our expansion into that region of the state.  We utilized $8.7 million of the proceeds of our recent successful sale of preferred stock to complete the cash portion of our equity investment in this transaction.”

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust providing investors with a means of participating in ownership of income-producing properties with the liquidity of being listed on the New York Stock Exchange since 1969.  UBP owns or has interests in 43 properties containing approximately 4.0 million square feet of space and has paid 154 consecutive quarters of uninterrupted dividends to its shareholders since its inception in 1969.